February 17, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re:	China Recycling Energy Corporation

Commission File No. 001-12536

Ladies and Gentlemen:

We have read China Recycling Energy Corporation’s statements included under Item 4.01 of its Current Report on Form 8-K dated February 17, 2015 to be filed with the Securities and Exchange Commission regarding the change of auditors. We agree with all statements pertaining to Goldman Kurland and Mohidin LLP under Item 4.01(a).

Very truly yours,

/s/ Goldman Kurland and Mohidin LLP

Goldman Kurland and Mohidin LLP